Exhibit 99.1

Travelzoo 590 Madison Avenue 37th Floor New York, NY 10022 Investor Relations: Lijun Qi ir@travelzoo.com

FOR IMMEDIATE RELEASE

Travelzoo Reports Third Quarter 2019 Results

NEW YORK, October 23, 2019 — Travelzoo® (NASDAQ: TZOO):

•	Revenue of $25.5 million; up 2% year-over-year in constant currencies

•	Operating profit of $1.2 million, up 70% year-over-year

•	Earnings per share (EPS) of $0.03

Travelzoo, a global publisher of exclusive offers and experiences for members, today announced financial results for the third quarter ended September 30, 2019, with revenue of $25.5 million, an increase of $204,000 year-over-year, and an operating profit of $1.2 million. In constant currencies, revenue increased by 2% year-over-year. Travelzoo's reported revenue consists of advertising revenues and commissions, derived from and generated in connection with a much larger amount of purchases made by Travelzoo® members. Net income was $306,000. EPS was $0.03, up from $0.01 in the prior-year period.

"Our attractive core business in North America and Europe generated an operating profit of $3.3 million, with an operating margin of 14%, of which $2.1 million was re-invested in our Asia Pacific business with a focus on China where we see, after completing a rigorous review of the market and Travelzoo’s current position, a very substantial opportunity for revenue growth," said Holger Bartel, Global CEO of Travelzoo.

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Core Business versus Development Business
Our businesses in Europe and North America (the "Core Business") and our business in Asia Pacific (the "Development Business") are in very different situations. The following table illustrates how the Core Business compares to the Development Business:

	Core Business	Development Business
Q3 2019 Operating profit/loss	+$3.3 million	-$2.1 million
Q3 2019 Operating margin	14%	N/A
Contribution to Q3 2019 EPS	+$0.21	-$0.18
Contribution to twelve months EPS	+$1.12	-$0.59

Europe
Europe business segment revenue increased 1% year-over-year to $8.5 million. In constant currencies, revenue increased 6% year-over-year. Operating profit for the third quarter was $815,000, or 10% of revenue, compared to an operating profit of $940,000, or 11% of revenue in the prior-year period.

North America
North America business segment revenue increased 3% year-over-year to $15.3 million. Operating profit for the third quarter was $2.5 million, or 16% of revenue, compared to an operating profit of $1.4 million, or 9% of revenue in the prior-year period.

Asia Pacific
In Asia Pacific, we worked with a top management consulting firm in China and developed together a strategy for a significant presence of Travelzoo in social media and mobile channels. The execution began in mid September. During the third quarter, our Asia Pacific segment still saw a decrease in revenue of 16% year-over-year to $1.7 million. We do not see this as a trend. We expect revenue from China to grow in the fourth quarter. The operating loss for the third quarter was $2.1 million, compared to an operating loss of $1.6 million in the prior-year period. The reported operating loss was impacted by costs of the strategy consulting project. All costs of the project were expensed.

Members
As of September 30, 2019, Travelzoo had a worldwide unduplicated number of members of 30.3 million. In Asia Pacific, unduplicated number of members was 3.6 million as of September 30, 2019, consistent with September 30, 2018. In Europe, unduplicated number of members was 9.1 million as of September 30, 2019, up 4% from September 30, 2018. In North America, unduplicated number of members was 17.6 million as of September 30, 2019, up 1% from September 30, 2018.

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Income Taxes
Income tax expense was $770,000, compared to a $505,000 income tax expense in the prior-year period. Operating losses from the Development Business were not used to offset operating income from the Core Business.

Asset Management
During the third quarter of 2019, Travelzoo generated $326,000 of cash in operating activities. Accounts receivable decreased by $2.7 million to $12.3 million, and accounts payable decreased by $1.2 million to $13.0 million in the third quarter of 2019. Cash used in investing activities was $149,000. Cash used in financing activities was $2.3 million. Cash was used primarily for the share repurchase program described below. As of September 30, 2019, cash and cash equivalents were $11.6 million.

Share Repurchase Program
During the third quarter of 2019, Travelzoo repurchased 186,369 shares of its common stock. In May 2019, Travelzoo's board of directors had authorized the repurchase of up to 1,000,000 shares of its outstanding common stock. 563,631 shares of common stock remain to be repurchased.

Conference Call
Travelzoo will host a conference call to discuss third quarter results today at 11:00 a.m. ET. Please visit http://ir.travelzoo.com/events-presentations to

•	download the management presentation (PDF format) to be discussed in the conference call;

•	access the webcast.

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About Travelzoo
Travelzoo® provides our 28 million members insider deals and one-of-a-kind experiences personally reviewed by one of our deal experts around the globe. With more than 25 offices worldwide, we have our finger on the pulse of outstanding travel, entertainment, and lifestyle experiences. For over 15 years we have worked in partnership with more than 2,000 top travel suppliers—our long-standing relationships give Travelzoo members access to irresistible deals.

Certain statements contained in this press release that are not historical facts may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. These forward-looking statements may include, but are not limited to, statements about our plans, objectives, expectations, prospects and intentions, markets in which we participate and other statements contained in this press release that are not historical facts. When used in this press release, the words “expect”, “predict”, “project”, “anticipate”, “believe”, “estimate”, “intend”, “plan”, “seek” and similar expressions are generally intended to identify forward-looking statements. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements, including changes in our plans, objectives, expectations, prospects and intentions and other factors discussed in our filings with the SEC. We cannot guarantee any future levels of activity, performance or achievements. Travelzoo undertakes no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this press release.
Travelzoo and Top 20 are registered trademarks of Travelzoo.

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Travelzoo
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share amounts)

	Three months ended		Nine months ended
	September 30,		September 30,
	2019	2018	2019	2018
Revenues	$25,505	$25,301	$84,514	$84,260
Cost of revenues	2,980	2,987	8,683	9,388
Gross profit	22,525	22,314	75,831	74,872
Operating expenses:
Sales and marketing	14,233	13,375	45,196	44,545
Product development	1,478	2,297	4,980	7,194
General and administrative	5,600	5,928	17,046	17,684
Total operating expenses	21,311	21,600	67,222	69,423
Income from operations	1,214	714	8,609	5,449
Other income (loss), net	(138)	(91)	(380)	100
Income before income taxes	1,076	623	8,229	5,549
Income tax expense	770	505	3,475	2,452
Net income	$306	$118	$4,754	$3,097

Basic income per share	$0.03	$0.01	$0.40	$0.25
Diluted income per share	$0.03	$0.01	0.39	0.25

Weighted average shares:
Basic	11,767	12,314	11,894	12,412
Diluted	11,956	12,663	12,152	12,630

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Travelzoo
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands)

	September 30, 2019	December 31, 2018
Assets
Current assets:
Cash and cash equivalents	$11,605	$18,017
Accounts receivable, net	12,317	12,646
Income taxes receivable	930	389
Deposits	141	167
Prepaid expenses and other	1,965	1,947
Total current assets	26,958	33,166
Deposits and other	669	685
Deferred tax assets	1,347	1,645
Restricted cash	1,308	1,444
Investment in WeekenGO	2,635	2,694
Operating lease right-of-use assets	17,523	—
Property and equipment, net	3,142	3,790
Total assets	$53,582	$43,424
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$13,007	$17,129
Accrued expenses and other	6,866	7,853
Deferred revenue	1,119	1,339
Operating lease liabilities	7,028	—
Income tax payable	446	489
Total current liabilities	28,466	26,810
Long-term tax liabilities	343	418
Long-term operating lease liabilities	12,291	—
Other long-term liabilities	84	2,137
Total liabilities	41,184	29,365
Common stock	117	120
Additional paid-in capital	—	—
Accumulated other comprehensive loss	(4,450)	(4,214)
Retained earnings	16,731	18,153
Total stockholders’ equity	12,398	14,059
Total liabilities and stockholders’ equity	$53,582	$43,424

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Travelzoo
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(In thousands)

	Three months ended		Nine months ended
	September 30,		September 30,
	2019	2018	2019	2018
Cash flows from operating activities:
Net income	$306	$118	$4,754	$3,097
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	336	563	999	1,390
Stock-based compensation	393	241	875	763
Gain from sale of property and equipment	—	(143)	—	(143)
Deferred income tax	86	53	431	(96)
Loss on equity investment in WeekenGO	214	85	611	85
Net foreign currency effects	85	59	59	(77)
Other	106	120	132	77
Changes in operating assets and liabilities:
Accounts receivable	2,652	(189)	(127)	(1,086)
Income tax receivable	(112)	(73)	(540)	(350)
Prepaid expenses and other	(242)	2	(3)	420
Accounts payable	(1,183)	(400)	(3,971)	(3,600)
Accrued expenses and other	(1,733)	(973)	(442)	(248)
Income tax payable	60	(234)	(36)	(65)
Other liabilities	(642)	27	(816)	(131)
Net cash provided by (used in) operating activities	326	(744)	1,926	36
Cash flows from investing activities:
Proceeds from sale of property and equipment	—	150	—	150
Investment in WeekenGO	—	—	(673)	(3,083)
Purchases of property and equipment	(149)	(159)	(350)	(666)
Net cash used in investing activities	(149)	(9)	(1,023)	(3,599)
Cash flows from financing activities:
Repurchase of common stock	(2,308)	(2,873)	(8,768)	(2,873)
Proceeds from exercise of stock options, net of taxes paid for net share settlement of equity awards	—	—	1,712	—
Net cash used in financing activities	(2,308)	(2,873)	(7,056)	(2,873)
Effect of exchange rate on cash, cash equivalents and restricted cash	(400)	(9)	(395)	(333)
Net decrease in cash, cash equivalents and restricted cash	(2,531)	(3,635)	(6,548)	(6,769)
Cash, cash equivalents and restricted cash at beginning of period	15,444	20,867	19,461	24,001
Cash, cash equivalents and restricted cash at end of period	$12,913	$17,232	$12,913	$17,232
Supplemental disclosure of cash flow information:
Cash paid for income taxes, net	$917	$767	$3,776	$2,963

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Travelzoo
Segment Information
(Unaudited)
(In thousands)

Three months ended September 30, 2019	Asia Pacific	Europe	North America	Consolidated
Revenue from unaffiliated customers	$1,630	$9,432	$14,443	$25,505
Intersegment revenue	43	(938)	895	—
Total net revenues	1,673	8,494	15,338	25,505
Operating income (loss)	$(2,051)	$815	$2,450	$1,214

Three months ended September 30, 2018	Asia Pacific	Europe	North America	Consolidated
Revenue from unaffiliated customers	$1,977	$8,396	$14,928	$25,301
Intersegment revenue	10	(18)	8	—
Total net revenues	1,987	8,378	14,936	25,301
Operating income (loss)	$(1,600)	$940	$1,374	$714

Nine months ended September 30, 2019	Asia Pacific	Europe	North America	Consolidated
Revenue from unaffiliated customers	$4,822	$29,619	$50,073	$84,514
Intersegment revenue	96	(1,870)	1,774	—
Total net revenues	4,918	27,749	51,847	84,514
Operating income (loss)	$(5,469)	$3,536	$10,542	$8,609

Nine months ended September 30, 2018	Asia Pacific	Europe	North America	Consolidated
Revenue from unaffiliated customers	$6,092	$27,255	$50,913	$84,260
Intersegment revenue	(19)	(97)	116	—
Total net revenues	6,073	27,158	51,029	84,260
Operating income (loss)	$(4,812)	$3,347	$6,914	$5,449

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